Exhibit 99.1

News
For Immediate Release

Memorial Production Partners LP Announces Fourth Quarter and Full Year 2013 Results and Updated Commodity Hedge Positions

HOUSTON, TEXAS, March 5, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and twelve months ended December 31, 2013. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below.

Key Fourth Quarter and Full Year 2013 Highlights:

■

Average daily production increased 33% to 167.7 MMcfe for the fourth quarter 2013, compared to 125.7 MMcfe for the fourth quarter 2012; and 30% to 154.3 MMcfe for the full year 2013, compared to 118.4 MMcfe in 2012.

■

Adjusted EBITDA(1) increased 49% to $65.0 million for the fourth quarter 2013, compared to $43.6 million for the fourth quarter 2012; and 24% to $222.2 million for the full year 2013, compared to $179.3 million in 2012.

■	Fourth quarter 2013 distribution coverage ratio of 1.02x and full year 2013 distribution coverage ratio of 1.03x.

■	Fourth quarter cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, represents a 16% increase over the annualized minimum quarterly distribution of $1.90 per unit.

■	In the fourth quarter, completed largest acquisition since IPO for $603 million, which provided a strategic entrance into the Permian Basin and the Rockies and added scale in core area of East Texas.

■

Closed a public offering of 16,675,000 common units at $19.90 per unit in the fourth quarter. MEMP received net proceeds of approximately $319 million, which were used to repay a portion of the outstanding borrowings under its revolving credit facility and for general partnership purposes.

■

In conjunction with the fourth quarter equity offering, issued $300 million of 7.625% senior unsecured notes; proceeds were used to repay a portion of the outstanding borrowings under MEMP’s revolving credit facility and for general partnership purposes.

■	Amended revolving credit facility and increased master note to $2.0 billion from $1.0 billion and increased borrowing base to $845.0 million from $480.0 million.

■

Strengthened commodity hedge portfolio, with 92% of current expected natural gas production hedged through year-end 2014 and approximately 83% hedged in 2015 and 2016 (75% hedged through 2019) and 91% of crude oil production hedged through year-end 2014 and approximately 89% hedged in 2015 and 2016 (73% hedged through 2019).

“2013 was a successful year for MEMP. We completed $832 million in acquisitions, which added scale to our current operations and brought us into new basins in the Permian and Rockies. We now operate in five different regions and have an asset portfolio that is more diverse and balanced. In conjunction with these acquisitions, we went to the equity and debt capital markets multiple times to ensure a conservative and flexible capital structure. We also announced two distribution increases throughout the year, resulting in year over year distribution growth of over 8%,” said John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP. “Operationally, we are focused on the continued successful integration of our acquisitions and financially, we have over $700 million of availability under our revolver. We believe MEMP is well positioned in 2014 to execute its capital program and growth through acquisitions strategy.”

Reserve Update

As of December 31, 2013, MEMP’s estimated proved reserves were 1,015 Bcfe. The proved reserves commodity mix was 60% natural gas and 40% liquids (23% oil and 17% NGLs). Approximately 61% of proved reserves were classified as proved developed with a proved reserve life of 17 years. The total standardized measure(2) of discounted future net cash flows was $1.6 billion. MEMP estimates the PV-10(1) of its proved reserves to be approximately $1.5 billion, based on strip pricing as of December 31, 2013. Estimates of proved reserves as of December 31, 2013 were prepared by Netherland, Sewell & Associates, Inc.

Review of Fourth Quarter 2013(3)

■	Average daily production increased 33% to 167.7 MMcfe for the fourth quarter of 2013, compared to 125.7 MMcfe for the fourth quarter of 2012.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $91.4 million in the fourth quarter of 2013, compared to $70.1 million in the fourth quarter of 2012. On a Mcfe basis, crude oil, natural gas and NGLs represented 18%, 63% and 19%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 48%, 35% and 17%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended December 31,	2013	2012	% Increase/(Decrease)
Oil (per Bbl)	$95.60	$89.27	7
Natural gas (per Mcf)	$3.24	$3.29	(2)
NGL (per Bbl)	$33.10	$35.73	(7)

Total per (Mcfe)	$5.92	$6.06	(2)

■	Averaged realized prices, including commodity derivatives settlements, were $6.30 per Mcfe in the fourth quarter of 2013, compared to $6.79 per Mcfe in the fourth quarter of 2012.

■	Adjusted EBITDA increased 49% to $65.0 million for the fourth quarter of 2013 from $43.6 million for the fourth quarter of 2012. The increase was primarily due to drilling results in East Texas.

■	Distributable cash flow(1) available to limited partners for the fourth quarter of 2013 was $34.4 million, or $0.57 per unit, providing a coverage ratio of 1.02x.

■	Total lease operating expenses were $1.55 per Mcfe in the fourth quarter of 2013 compared to $1.96 per Mcfe in the fourth quarter of 2012.

■

General and administrative expenses (“G&A”) were $10.1 million for the fourth quarter of 2013 compared to $10.6 million for the fourth quarter of 2012. The $10.1 million included $1.2 million and $3.3 million, respectively, of non-cash compensation expense and acquisition related costs.

■

Total gains of $5.1 million on commodity derivatives were recorded during the fourth quarter of 2013, which included $5.8 million, or $0.38 per Mcfe, of cash settlements received. This compared to total gains of $9.6 million recorded during the fourth quarter of 2012, which included $8.5 million of cash settlements received. Total hedged production in the fourth quarter of 2013 was 12.2 Bcfe, or 79% of fourth quarter production of 15.4 Bcfe, at an average hedge price of $7.26 per Mcfe.

■	Net interest expense was $15.9 million during the fourth quarter of 2013 including $0.2 million of gains on interest rate swaps and $1.3 million of non-cash amortization of deferred financing fees.

■	Total capital expenditures for the fourth quarter of 2013 were $30.9 million. Total maintenance capital expenditures for the fourth quarter of 2013 were $16.2 million.

Review of Full Year 2013 Results(3)

■	Average daily production increased 30% to 154.3 MMcfe for the full year of 2013, compared to 118.4 MMcfe for the full year of 2012.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $341.2 million in 2013, compared to $255.6 million in 2012. On a Mcfe basis, crude oil, natural gas and NGLs represented 19%, 64% and 17%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 50%, 35% and 15%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Year Ended December 31,	2013	2012	% Increase/(Decrease)
Oil (per Bbl)	$96.98	$95.54	2
Natural gas (per Mcf)	$3.31	$2.82	17
NGL (per Bbl)	$31.38	$35.75	(12)

Total per (Mcfe)	$6.06	$5.90	3

■	Averaged realized prices, including commodity derivatives settlements, were $6.41 per Mcfe in 2013, compared to $6.92 per Mcfe in 2012.

■	Adjusted EBITDA increased 24% to $222.2 million for the full year of 2013 from $179.3 million for the full year of 2012. The increase was primarily due to drilling results in East Texas.

■	Distributable cash flow available to limited partners for the full year of 2013 was $116.7 million, providing a coverage ratio of 1.03x.

■	Total lease operating expenses decreased to $1.58 per Mcfe in 2013 from $1.85 per Mcfe in 2012.

■

G&A was $43.5 million for 2013 compared to $30.3 million in 2012. The $43.5 million during 2013 included $4.6 million and $6.7 million, respectively, of non-cash compensation expense and acquisition related costs, compared to $1.4 million and $4.1 million, respectively, of non-cash compensation expense and acquisition related costs in 2012.

■

Total gains of $26.3 million on commodity derivatives were recorded during 2013, which included $19.9 million, or $0.35 per Mcfe, of cash settlements received. This compared to total gains of $21.4 million recorded during 2012, which included $44.1 million of cash settlements received. The decrease in cash settlements received was attributable to higher market prices for natural gas contributing to lower hedge settlements. Total hedged production in 2013 was 37.7 Bcfe, or 67% of 2013 production of 56.3 Bcfe at an average hedge price of $7.13 per Mcfe.

■	Net interest expense was $41.9 million during 2013, including $1.5 million of gains on interest rate swaps and $5.8 million of non-cash amortization of deferred financing fees.

■

Total capital expenditures, excluding acquisitions, for the full year 2013 were $176.8 million, which included $45.8 million of capital expenditures prior to the effective date of common control transactions. Total maintenance capital expenditures for the full year were $43.2 million.

Acquisitions Update

For the year ended December 31, 2013, MEMP closed a total of approximately $832.0 million in acquisitions, which included acquisitions from Memorial Resource Development LLC, affiliates of Natural Gas Partners, and third-parties. These acquisitions expanded MEMP’s footprint in its core operating area in East Texas and also marked its entry into the Permian Basin and the Rockies. Combined, these transactions have the following characteristics:

■	Proved reserves of approximately 459 Bcfe at the time of acquisition;

■	Proved reserves mix of approximately 57% natural gas, 43% oil and NGLs;

■	Average net daily production of approximately 71.6 MMcfe/d at the time of acquisition;

■	Proved reserve life of 18 years; and

■	Multiple drilling and recompletion opportunities and significant organic growth potential.

Hedging Update

Consistent with its hedging policy, MEMP strengthened its overall hedge program and executed additional hedges on a portion of its expected oil and natural gas volumes through 2019. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2014 through December 2019, consisting of swaps and collars. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2014 full year guidance.

Hedge Summary Table

	2014	2015	2016	2017	2018	2019

Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.41	$4.33	$4.41	$4.31	$4.52	$4.77
Percent of 2014 target production hedged	92%	87%	78%	72%	65%	57%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$93.95	$92.23	$86.47	$85.69	$85.62	$85.00
Percent of 2014 target production hedged	91%	93%	85%	78%	69%	23%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$36.39	$35.04	–	–	–	–
Percent of 2014 target production hedged	84%	72%	–	–	–	–

Wtd Avg Fixed/Floor Price Per Mcfe	$7.00	$7.01	$7.07	$6.93	$7.08	$5.87
Percent of 2014 target Production Hedged	90%	85%	66%	60%	54%	40%

*Updated hedge schedule as of March 1, 2014

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Financial Update

Total debt outstanding as of December 31, 2013 was $803.0 million, including $103.0 million under MEMP’s $2.0 billion multi-year revolving credit facility, which has a $845.0 million borrowing base and $700.0 million of senior notes due 2021. As of December 31, 2013, MEMP’s liquidity of $755.1 million consisted of $13.1 million of cash and $742.0 million of available borrowing capacity. As of

March 1, 2014, MEMP had total debt outstanding of $828.0 million, which included $128.0 million under its revolving credit facility and $700.0 million of senior notes due 2021. The revolving credit facility had $717.0 million of availability, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Fourth Quarter 2013 Cash Distribution

As announced on January 27, 2014, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the fourth quarter of 2013. This distribution represents an annualized rate of $2.20 per unit. The distribution was paid on February 13, 2014 to unitholders of record as of the close of business on February 6, 2014.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

The financial results included in this press release are preliminary and subject to adjustments to MEMP’s final audited financial statements and related footnotes, which will be available in its 2013 Annual Report on Form 10-K. MEMP expects to file its Annual Report on Form 10-K with the SEC no later than March 17, 2014. The Form 10-K will be available on MEMP’s website www.memorialpp.com under the Investor Relations section or the SEC’s website http://www.sec.gov.

Additionally, unitholders will be able to access their 2014 tax packages, including Schedule K-1s, online via MEMP’s website at www.memorialpp.com on or about March 10, 2014. For additional information, unitholders may contact MEMP’s K-1 partnership reporting call center toll free at (888) 665-9701 between 8:00 a.m. and 5:00 p.m. Central Time Monday through Friday.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 35795997. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 35795997.

(1)Adjusted EBITDA, Distributable Cash Flow and PV-10 are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)Standardized measure is defined as the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, interest and income tax expenses, or to depreciation, depletion and amortization. The future cash flows are discounted using an annual discount rate of 10%. Because MEMP is a limited partnership, MEMP is generally not subject to federal income taxes and thus makes no provision for federal income taxes in the calculation of its standardized measure. Standardized measure does not give effect to derivative transactions. MEMP expects to hedge a substantial portion of its future estimated production from total proved producing reserves.

(3)In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the fourth quarter of 2013 and fourth quarter of 2012, and full year 2013 and full year 2012, along with the selected financial data below and the financial statements to be filed in MEMP’s Annual Report on Form 10-K for the year ended December 31, 2013, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,”

“target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Certain estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Certain estimates of reserves in this press release with respect to 2013 acquisitions were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of proved reserves may not be indicative of or may differ materially from the estimates of its proved reserves as of December 31, 2013 that were prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and PV-10. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

PV-10. MEMP defines PV-10 as present value, discounted at 10% per year, of estimated future net revenues. MEMP’s calculation of PV-10 differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is presented including the impacts of its oil and natural gas hedge values for 2014 - 2019 and strip prices as of December 31, 2013, rather than the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month, and without giving effect to derivatives. MEMP calculates PV-10 value in this manner because such a large percentage of the MEMP’s forecasted oil and natural gas production is hedged for multiple-year periods, and management therefore believes that its PV-10 calculation more accurately reflects the value of its estimated future net revenues. The information used to calculate PV-10 is not derived directly from data determined in accordance with the provisions of applicable accounting standards. MEMP’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP
Selected Financial Data – Unaudited
Statement of Operations Data	Three Months Ended		Year Ended
(In thousands, except per unit data)	December 31,		December 31,

	2013	2012	2013	2012

Revenues:
Oil & natural gas sales	$91,353	$70,054	$341,197	$255,608
Pipeline tariff income and other	747	868	2,419	2,815

Total revenues	$92,100	$70,922	$343,616	$258,423

Costs and expenses:
Lease operating	23,971	22,623	88,893	80,116
Pipeline operating	492	486	1,835	2,114
Exploration costs	2	336	1,130	2,463
Production and ad valorem taxes	2,869	4,747	17,784	16,048
Depreciation, depletion, and amortization	27,546	21,268	97,269	76,036
Impairment of proved oil and natural gas properties	4,052	10,532	54,362	10,532
General and administrative	10,084	10,639	43,495	30,342
Accretion of asset retirement obligations	1,384	1,171	4,853	4,377
(Gain) loss on commodity derivative instruments	(5,086)	(9,590)	(26,281)	(21,417)
(Gain) loss on sale of properties	--	(26)	(2,848)	(9,759)
Other, net	--	227	647	138

Total costs and expenses	65,314	62,413	281,139	190,990

Operating income	26,786	8,509	62,477	67,433
Other income (expense):
Interest expense, net	(15,854)	(4,998)	(41,901)	(20,436)
Amortization of investment premium	--	(24)	--	(194)

Total other income (expense)	(15,854)	(5,022)	(41,901)	(20,630)

Income (loss) before income taxes	10,932	3,487	20,576	46,803
Income tax benefit (expense)	(23)	(41)	(308)	(285)

Net income (loss)	10,909	3,446	20,268	46,518
Net income (loss) attributable to noncontrolling interest	47	87	267	104

Net income (loss) attributable to Memorial Production Partners LP	$10,862	$3,359	$20,001	$46,414

Limited partners’ interest in net income:
Net income (loss) attributable to Memorial Production Partners LP	$10,862	$3,359	$20,001	$46,414

Net (income) loss allocated to previous owners	--	(1,454)	(11,275)	(46,293)

Net (income) loss allocated to general partner	(51)	(5)	(49)	--

Limited partners’ interest in net income	$10,811	$4,808	$8,677	$121

Earnings per unit:
Basic and diluted earnings per limited partner unit	$0.18	$0.19	$0.19	$0.01

Cash distribution declared per unit	$0.5500	$0.4950	$2.0825	$1.5479

Weighted average number of limited partner units outstanding	59,968	24,783	46,017	22,880

Oil and natural gas revenue:
Oil sales	$43,659	$36,471	$171,095	$145,103
NGL sales	16,013	7,958	51,215	26,647
Natural gas sales	31,681	25,625	118,887	83,858

Total oil and natural gas revenue	$91,353	$70,054	$341,197	$255,608

Production volumes:
Oil (MBbls)	457	409	1,764	1,519
NGLs (MBbls)	485	223	1,632	745
Natural gas (MMcf)	9,787	7,777	35,924	29,744

Total (MMcfe)	15,428	11,565	56,303	43,329

Average net production (MMcfe/d)	167.7	125.7	154.3	118.4

Average sales price:
Oil (per Bbl)	$95.60	$89.27	$96.98	$95.54
NGL (per Bbl)	33.10	35.73	31.38	35.75
Natural gas (per Mcf)	3.24	3.29	3.31	2.82

Total per (Mcfe)	$5.92	$6.06	$6.06	$5.90

Average unit costs per Mcfe:
Lease operating expense	$1.55	$1.96	$1.58	$1.85
Production and ad valorem taxes	$0.19	$0.41	$0.32	$0.37
General and administrative expenses	$0.65	$0.92	$0.77	$0.70
Depletion, depreciation, and amortization	$1.79	$1.84	$1.73	$1.75

Selected Financial Data – Unaudited
Balance Sheet Data
(In thousands)
	December 31, 2013	December 31, 2012

Balance Sheet Data:
Total current assets	$70,124	$103,828

Oil and natural gas properties, net	1,348,680	1,296,546

Total assets	1,552,307	1,489,404
Total current liabilities	73,174	43,199
Long-term debt	792,067	630,182
Total liabilities	972,691	777,639
Total previous owner and partners’ equity	574,088	706,504
Total non-controlling interest	5,528	5,261

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,

	2013	2012	2013	2012

Calculation of Adjusted EBITDA:
Net income (loss)	$10,909	$3,446	$20,268	$46,518
Interest expense, net	15,854	4,998	41,901	20,436
Income tax expense (benefit)	23	41	308	285
Depreciation, depletion and amortization	27,546	21,268	97,269	76,036
Impairment of oil and gas properties	4,052	10,532	54,362	10,532

Accretion of asset retirement obligations	1,384	1,171	4,853	4,377
(Gain) loss on commodity derivative instruments	(5,086)	(9,590)	(26,281)	(21,417)
Cash settlements received on commodity derivative instruments	5,798	8,476	19,879	44,111
Acquisition related expenses	3,307	2,510	6,729	4,135
Unit-based compensation expense	1,236	430	4,615	1,423
Gain on sale of properties	--	(26)	(2,848)	(9,759)
Exploration costs	2	336	1,130	2,463
Amortization of investment premium	--	24	--	194

Adjusted EBITDA	$65,025	$43,616	$222,185	$179,334

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:

Net cash provided by operating activities	$46,692	$39,474	$193,697	$156,844
Changes in working capital	571	(3,852)	(16,644)	(178)
Interest expense, net	15,854	4,998	41,901	20,436
Premiums paid for derivatives	--	411	--	411
Gain (loss) on interest rate derivative instruments	158	196	548	(4,839)

Cash settlements paid on interest rate derivative instruments	86	378	960	1,804
Acquisition related expenses	3,307	2,510	6,729	4,135
Amortization of premium/(discount) on senior notes	(343)	--	(504)
Amortization of deferred financing fees	(1,325)	(865)	(5,845)	(1,991)
Income tax expense – current portion	23	67	308	285
Exploration costs	2	299	1,035	2,427

Adjusted EBITDA	$65,025	$43,616	$222,185	$179,334

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures Distributable Cash Flow (In thousands)	Three Months Ended December 31,		Year Ended December 31,

	2013	2012	2013	2012

Calculation of Adjusted EBITDA:
Net income (loss)	$10,909	$3,446	$20,268	$46,518
Interest expense, net	15,854	4,998	41,901	20,436
Income tax expense (benefit)	23	41	308	285
Depreciation, depletion and amortization	27,546	21,268	97,269	76,036
Impairment of oil and gas properties	4,052	10,532	54,362	10,532
Accretion of asset retirement obligations	1,384	1,171	4,853	4,377
(Gain) loss on commodity derivative instruments	(5,086)	(9,590)	(26,281)	(21,417)
Cash settlements received on commodity derivative instruments	5,798	8,476	19,879	44,111
Acquisition related expenses	3,307	2,510	6,729	4,135
Unit-based compensation expense	1,236	430	4,615	1,423
Gain on sale of properties	--	(26)	(2,848)	(9,759)
Exploration costs	2	336	1,130	2,463
Amortization of investment premium	--	24	--	194

Adjusted EBITDA	$65,025	$43,616	$222,185	$179,334
Less: Cash interest expense	14,430	2,591	34,744	6,348
Less: Estimated maintenance capital expenditures	16,163	6,247	43,151	14,749

Less: Adjusted EBITDA prior to effective date of common control transactions	--	15,273	27,396	99,275

Total Distributable cash flow	$34,432	$19,505	$116,894	$58,962
Less: Distribution to GP	74	17	193	50

Distributable cash flow available to Limited Partners	$34,358	$19,488	$116,701	$58,912

Cash distribution to limited partners	$33,681	$17,399	$112,783	$49,802

Distribution coverage ratio	1.02x	1.12x	1.03x	1.18x

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures PV-10 (In thousands)	Year Ended December 31,
2013
Future cash inflows	$6,892,150
Future production costs	(2,719,024)
Future development costs	(685,858)

Future net cash flows for estimated timing of cash flows	3,487,268
10% annual discount for estimated timing of cash flows	(1,879,156)

Standardized measure of discounted net cash flows	$1,608,112
Change in future cash inflows discounted at 10% related to strip pricing	(93,350)

PV-10	$1,514,762

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com